UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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     Rule 14a-6(e)(2))
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                         NATIONAL PENN BANCSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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


                         NATIONAL PENN BANCSHARES, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       AND
                                 PROXY STATEMENT
                                      2001


                            [GRAPHIC OMITTED - LOGO]














                               www.natpennbank.com

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------


Notice of Annual Shareholders' Meeting....................................... ii
Proxy Statement..............................................................  1
   Election of Directors.....................................................  1
      Director Information...................................................  2
      Committees.............................................................  4
      Meetings and Attendance................................................  4
      Director Compensation..................................................  5
   Executive Compensation....................................................  6
      Compensation Committee Report..........................................  6
      Summary Compensation Table............................................. 10
      Stock Options.......................................................... 11
      Pension Benefits....................................................... 12
      Deferred Compensation and Change-in-Control Agreements................. 13
   Performance Graph......................................................... 14
   Audit Committee Report.................................................... 15
   Stock Ownership........................................................... 16
      Directors and Executive Officers....................................... 16
      Five Percent Shareholders.............................................. 17
   Other Director and Executive Officer Information.......................... 17
      Related Party Transactions............................................. 17
      Section 16(a) Beneficial Ownership Reporting Compliance................ 18
   Amendment of Officers' and Key Employees' Stock Compensation Plan......... 18
   Additional Information.................................................... 24
      Record Date; Shares Outstanding........................................ 24
      Quorum................................................................. 24
      Proxies; Right to Revoke............................................... 24
      Default Voting......................................................... 24
      Tabulation of Votes.................................................... 25
      Voting by Street Name Holders.......................................... 25
      Independent Accountants................................................ 25
      Proxy Solicitation..................................................... 25
      Shareholder Proposals for Next Year's Meeting.......................... 25
      Director Nominees...................................................... 26
      Shareholder List....................................................... 26
      Annual Report for 2000................................................. 26
   Exhibit A: Audit Committee Charter........................................A-1
   Exhibit B: Amended Officers' and Key Employees' Stock Compensation Plan...B-1

                         NATIONAL PENN BANCSHARES, INC.
                            [GRAPHIC OMITTED -LOGO]
                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING


Dear National Penn Shareholder:

     On Tuesday, April 24, 2001, National Penn Bancshares, Inc. will hold its Annual Meeting of Shareholders at the Sunnybrook Ballroom, East High Street, Pottstown, Pennsylvania. The meeting will begin at 4:00 p.m.

     Only shareholders who owned stock at the close of business on March 9, 2001 can attend and vote at the meeting or any postponement or adjournment. At the meeting, we will:

     1.   Elect four directors;

     2. Act upon a proposal to amend our 1997 Officers' and Key Employees' Stock Compensation Plan to increase the number of our common shares available for awards under the plan by 1 million; and

     3.   Attend to other business, if any, properly presented at the meeting.

     Your Board of Directors recommends that you vote in favor of the two proposals described in this proxy statement.

     At the meeting, we also will report on our 2000 business results and other matters of interest to shareholders.

     We are enclosing with this proxy statement a copy of our 2000 Annual Report to Shareholders. The approximate date this proxy statement and card(s) are being mailed is March 23, 2001.


                                              By Order of the Board of Directors

                                              /s/ Sandra L. Spayd
                                              Sandra L. Spayd
                                              Secretary

March 23, 2001

                         NATIONAL PENN BANCSHARES, INC.


                                 PROXY STATEMENT

================================================================================

      This Proxy Statement is furnished in connection with the solicitation of proxies by National Penn Bancshares, Inc. ("National Penn"), on behalf of the Board of Directors, for the 2001 Annual Meeting of Shareholders. This Proxy Statement and the related proxy form are being distributed on or about March 23, 2001.

      You can vote your shares by completing and returning a written proxy card. You can also vote in person at the meeting. Submitting your voting instructions by returning a proxy card will not affect your right to attend the meeting and vote.


================================================================================
ELECTION OF DIRECTORS
================================================================================

      The first proposal scheduled to be voted on at the meeting is the election of four directors. These directors will serve three-year terms as Class II directors. The Board of Directors has nominated Frederick H. Gaige, John W. Jacobs, Lawrence T. Jilk, Jr. and C. Robert Roth for election as Class II directors. All of these individuals are currently serving as National Penn directors.

The Board of Directors recommends a vote "FOR" all its nominees.

      The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

      Kenneth A. Longacre, who served as a Class I director, retired at the end of 2000 after 10 years of service. National Penn's Articles of Incorporation allow the Board to fill Board vacancies. The Board has not yet appointed a replacement to serve out the remainder of Mr. Longacre's term, which expires in 2003.

      The bylaws permit shareholders to nominate candidates for election as directors. A nomination must be made in compliance with the advance notice and information requirements of the bylaws. As of March 23, 2001, National Penn has not received any notice of nomination of a director candidate.

      In accordance with the bylaws, directors are elected by a plurality of the votes of shares present and entitled to be voted at the meeting. That means the four nominees of the Board will be elected if they receive more affirmative votes than any other nominees.

--------------------------------------------------------------------------------
Director Information
--------------------------------------------------------------------------------


      The Board is separated into three classes, each with a three-year term. The terms of the persons elected as Class II directors will expire in 2004. The terms of the continuing Class III directors expire in 2002, and the terms of the continuing Class I directors expire in 2003.

      Below is biographical and other information about the nominees for election as Class II directors, and the continuing Class I and Class III directors, as of March 1, 2001.

Nominees as Class II directors to serve until 2004:

Frederick H. Gaige                      Dr. Gaige is retired.  He is the former
Age: 63                                 Dean and Campus Executive Officer of
Director since 1997                     Penn State, Berks-Lehigh Valley
Board Committees: Audit,                College.
 Compensation


John W. Jacobs                          Mr. Jacobs is a private investor and a
Age: 51                                 cousin of Mr. Rigg. Mr. Jacobs was first
Director since 1999                     elected a Director when National Penn
                                        acquired Elverson National Bank, as
                                        provided in the acquisition agreement.

Lawrence T. Jilk, Jr.                   Mr. Jilk is Chairman of National Penn.
Age: 62                                 He was Chief Executive Officer of
Director since 1978                     National Penn from January 1990 until
Board Committees: Executive             January 2001.


C. Robert Roth                          Mr. Roth is a Bucks County District
Age: 53                                 Justice.
Director since 1990
Board Committees: Audit

Continuing Class III directors to serve until 2002:

Patricia L. Langiotti                   Ms. Langiotti is President of Creative
Age: 54                                 Management Concepts, a management
Director since 1986                     consulting firm.  From 1989 until 1998,
Board Committees: Audit,                she was the Chief Executive Officer of
 Compensation, Executive                Brubacher Excavating, Inc.

Frederick P. Krott                      Mr. Krott is President of Lamm &
Age: 54                                 Witman Funeral Home, Inc.  Mr. Krott
Director since 2001                     was first elected a Director when
                                        National Penn acquired Community
                                        Independent Bank, Inc., as provided in
                                        the acquisition agreement.

Wayne R. Weidner                        Mr. Weidner is President and Chief
Age: 58                                 Executive Officer of National Penn.  He
Director since 1985                     was President of National Penn from
Board Committees: Executive             1998 to 2000, and Executive Vice
                                        President from 1990 to 1998.  He is also
                                        Chairman and Chief Executive Officer of
                                        National Penn Bank.


Continuing Class I directors to serve until 2003:

John H. Body                            Mr. Body is retired.  He is the former
Age: 67                                 Manager, General Services of Air
Director since 1981                     Products and Chemicals, Inc.
Board Committees: Audit,
 Compensation, Executive

J. Ralph Borneman, Jr.                  Mr. Borneman is President of the Body-
Age: 62                                 Borneman Associates, Inc. insurance
Director since 1988                     agency.  Mr. Borneman is also a
Board Committees: Audit,                member of the boards of directors of
 Compensation, Executive                Erie Indemnity Co. and Erie Family Life
                                        Insurance Co.


Robert E. Rigg                          Mr. Rigg is the President of the Rigg
Age: 48                                 Darlington Group Inc. insurance agency
Director since 1999                     and is a cousin of Mr. Jacobs.  Mr. Rigg
Board Committees: Audit                 was first elected a Director when
                                        National Penn acquired Elverson
                                        National Bank, as provided in the
                                        acquisition agreement.

--------------------------------------------------------------------------------
Committees
--------------------------------------------------------------------------------

      The Board maintains three standing committees: Executive, Audit and Compensation.

      Executive Committee. The Executive Committee may exercise the Board's authority during the time between Board meetings.

      Audit Committee. The Audit Committee's duties are set forth in its Charter, included in this proxy statement as Exhibit A. These include:

      o Recommending the appointment of independent accountants and determining the appropriateness of their fees;

      o Reviewing the scope and results of the audit plans of the independent accountants and internal auditors;

      o Overseeing the scope and adequacy of internal accounting control and record- keeping systems;

      o Reviewing the objectivity, effectiveness and resources of the internal audit function; and

      o     Conferring independently with the independent accountants.

      Compensation Committee. The Compensation Committee's duties include:

      o     Determining the compensation for executive management;

      o Establishing compensation policies for National Penn's employees generally; and

      o     Administering National Penn's stock-based compensation plans.

--------------------------------------------------------------------------------
Meetings and Attendance
--------------------------------------------------------------------------------

      In 2000, the full Board met 16 times, the Audit Committee met four times, and the Compensation Committee met twice. The Executive Committee did not meet in 2000.

      All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served, except as follows: J. Ralph Borneman, Jr. attended 72% of the meetings of the Board and its committees on which he served. Patricia L. Langiotti attended 69% of the meetings of the Board and its committees on which she served.

--------------------------------------------------------------------------------
Director Compensation
--------------------------------------------------------------------------------

      Messrs. Jilk and Weidner are the only directors who are also National Penn employees. National Penn does not pay them any additional compensation for serving as a director of National Penn or any subsidiary.

      Annual Retainer and Per-Meeting Fees. National Penn pays each non-employee director an annual retainer fee and per-meeting fees for serving as a director. Effective January 1, 2001, the annual retainer fee was increased to $7,500 from $5,000. Effective July 26, 2000, the Board committee meeting fee was increased to $350 from $250 for each meeting attended. If there is a Board meeting or another Board committee meeting as well on the same day, or if the meeting is held by telephone conference call, the per- meeting fee is $175. Before July 26, 2000, it was $125.

      Each non-employee director is also a director of National Penn Bank. National Penn Bank pays each non-employee director a fee of $500 per Bank Board meeting attended. Bank Board committee fees and telephone conference call meeting fees are the same as the National Penn fees described in the preceding paragraph.

      Certain non-employee directors also serve as directors of various National Penn Bank subsidiaries or divisions and are separately paid for such service, as follows:

      o Mr. Borneman is also a non-employee director of 1874 Financial Corp. and receives $250 for each 1874 Financial Board meeting attended.

      o Mr. Jacobs is also a non-employee director of Penn Securities, Inc. and receives $250 for each Penn Securities Board meeting attended.

      o Ms. Langiotti is also a non-employee director of Penn 1st Financial Services, Inc. and receives $250 for each Penn 1st Board meeting attended.

      o Messrs. Jacobs and Rigg are also non-employee members of National Penn Bank's Elverson National Bank Divisional Board and each receives $650 for each divisional board meeting attended.

      o Mr. Krott is also a non-employee member of National Penn Bank's Berks/Lancaster Divisional Board and receives $600 for each divisional board meeting attended.

      Directors' Fee Plan. Each non-employee director may elect to receive his or her directors' fees in cash or National Penn common shares. If the director wishes, the payment may be deferred to a later time. During 2000, National Penn directors accrued a total of $116,075 in directors' fees. Of this amount, $60,425 was paid in cash or stock, and $55,650 was deferred and will be paid entirely in stock.

      Stock Option Plan. On the first business day of every year, National Penn grants each non-employee director stock options for 1,012 shares of National Penn common stock. This number is adjusted if there is a stock split or stock dividend. The exercise price of these options is equal to the fair market value of the stock on the date of grant. The options become exercisable two years from the date of grant, subject to acceleration if a change of control of National Penn occurs or is attempted. The options expire ten years from the date of grant.

================================================================================
EXECUTIVE COMPENSATION
================================================================================

Compensation Committee Report
--------------------------------------------------------------------------------

      The Compensation Committee of National Penn's Board of Directors is composed of four independent directors. Decisions on compensation of National Penn's executive officers are made by the Committee.

      Compensation Philosophy. The Committee believes the maximization of corporate performance and, in turn, shareholder value, depends largely on establishing a close alignment between the financial interests of shareholders and management. To that end, the Committee follows a pay-for-performance philosophy.

      The Committee intends to place at risk a major portion of senior managers' compensation by emphasizing compensation earned through achievement of National Penn's financial goals and through appreciation in the market value of National Penn's stock. The Committee seeks to provide a high level of overall compensation to senior managers if a high level of profitability is achieved.

      Components of Compensation. The three primary components of executive compensation are:

      o     Base salary;

      o     Annual incentive compensation; and

      o     Long-term stock compensation.

These components are discussed separately below.

      Base Salary. The Committee reviews base salaries of executive officers annually, considering:

      o     Job scope and responsibilities;

      o     Corporate, unit and individual performance; and

      o     Salary rates for similar positions at other companies.

      The Committee generally targets base salaries somewhat below the average salary levels of comparable level executives. Although the Committee considers National Penn's financial performance, its salary decisions are generally not tied to any specific financial performance factor. Although salary decisions are made independently of decisions on other components of compensation, they are made in the context of overall compensation.

      For 2000, the Committee reviewed an independent salary study of Pennsylvania banking companies, broken down by asset size, including data on chief executive officer compensation. These companies are more comparable to National Penn than the companies in the Nasdaq Bank Stock Index included in the graph on page 14; that Index includes larger companies throughout the United States.

      However, in 1999, upon senior management's recommendation, National Penn adopted a moratorium on salary increases for senior management as part of a company- wide cost containment effort. Therefore, the Committee did not adjust Mr. Jilk's base salary in 2000, which remained at $317,086. As in 1999, Mr. Jilk's base salary in 2000 was somewhat below the average base salary of the chief executive officers of the companies covered by the compensation data reviewed by the Committee.

      In 2000, to address unanticipated employee retention and recruitment concerns, the Board of Directors approved a 5% cash bonus for each member of senior management previously subjected to the salary freeze. Accordingly, Mr. Jilk received a cash bonus of $15,854.

      Annual Incentive Compensation. Executive officers and others approved by the Committee are eligible to earn bonuses under the Executive Incentive Plan. These bonuses are a function of:

      o The size of the bonus fund, which the Committee determines each year, without discretion, pursuant to the Plan;

      o The number of participants in the Plan, which the Committee determines each year; and

      o The Committee's subjective evaluation of each participant's contribution to National Penn's results for the year.

      Under the Plan, the Committee establishes internal and external financial performance goals for the ensuing year. For 2000:

      o The internal goal was for net operating income before securities transactions to exceed the same for 1999; and

      o The external goal was for net operating income before securities transactions, as a percent of average realized common equity, to exceed the average of such income, as a percent of average realized common equity, for a group of ten Pennsylvania banking companies selected by the Committee. This group is less varied than the companies in the Nasdaq Bank Stock Index included in the graph on page 14. The Committee believes that short-term financial performance should be measured against that of other regional banking companies. The Committee selects the comparison group annually, in advance.

      At the end of the year, the Committee determines if the two goals have been met. If so, a bonus fund is determined by a formula reflecting the extent by which the external goal was met. The maximum bonus fund is established if National Penn meets the external goal by 30% or more. If National Penn does not meet either goal, there is no bonus fund.

      For 2000, the Plan provided for a maximum cash bonus of 50% of base salary for National Penn's two most senior executive officers, Messrs. Jilk and Weidner. For other officers, the Plan provided, depending on their positions, maximum cash bonuses of 35% or 25% of base salary.

      The Plan also provides that each participant eligible for a maximum cash bonus of 50% or 35% also is awarded a bonus equal to one-third of the cash bonus. This award is subject to mandatory deferral and risk of forfeiture for five years. At the end of five years, if the participant is still employed or has retired at age 60 or later, the participant becomes entitled to the deferred bonus plus interest, together with a matching contribution from National Penn. The participant forfeits the deferred bonus if the requirements for a matching contribution are not satisfied, except for death or a change in control of National Penn.

      In 2000, National Penn met both goals established under the Plan. Based on the resulting size of the bonus fund, the number of Plan participants, and the Committee's subjective performance evaluations of Plan participants for 2000, the Committee awarded Mr. Jilk a cash bonus of $158,543 and a mandatory deferred bonus of $52,848. In evaluating Mr. Jilk's performance, the Committee noted National Penn's record earnings in 2000 and Mr. Jilk's leadership in continuing to position National Penn for long-term profitable growth, including by acquisitions of other companies.

      Long-Term Stock Compensation. The Committee grants stock options annually to executive officers and others under a stock compensation plan approved by shareholders in 1997. All options have an exercise price equal to the stock's fair market value on the date of grant and vest in 20% increments over a five-year period. If an optionee's employment ends other than upon death or retirement at age 60 or later, non-vested options terminate. The goal has been, and is, to provide long-term incentive compensation through financial rewards dependent on future increases in the market value of National Penn stock.

      In determining the number of options to be granted in 2000 to executive officers and others, the Committee considered:

      o Publicly available management compensation and option data about other banking companies;

      o     The number of options previously granted;

      o     Potential dilution;

      o     Vesting requirements;

      o     The number of shares outstanding; and

      o     National Penn's financial performance.

      The Committee did not apply any specific quantitative or qualitative criteria or assign any specific weight to any factor; the Committee made the grants subjectively in its best judgment. In 2000, the Committee granted executive officers and others stock options for a total of 279,896 shares or 1.5% of National Penn's shares outstanding at December 31, 2000, including stock options for 44,314 shares granted to Mr. Jilk.

      Tax Law. Under the federal income tax law, compensation to executives of public companies in excess of $1 million per year is not deductible for income tax purposes if it is not "performance-based." Given National Penn's current executive compensation levels, the Committee does not expect this tax law to affect National Penn, but the Committee will continue to monitor the situation. To the extent the Committee develops new executive compensation programs, it intends to structure them so that compensation will be deemed "performance-based" under this income tax law.


      John H. Body, Chairman              Frederick H. Gaige
      J. Ralph Borneman, Jr.              Patricia L. Langiotti

--------------------------------------------------------------------------------
Summary Compensation Table
--------------------------------------------------------------------------------

      The following table summarizes the total compensation, for each of the last three years, for Mr. Jilk, National Penn's chief executive officer during 2000, and the four other most highly compensated persons who were serving as executive officers at the end of 2000. These individuals are referred to as the "Named Executive Officers."

                                                  SUMMARY COMPENSATION TABLE
                                                                                Long-Term Compensation
                                                                            ----------------------------------
                                             Annual Compensation                    Awards             Payouts
                                   ---------------------------------------  ----------------------    --------
                                                                   Other                 Securities
                                                                   Annual   Restricted   Underlying
Name and                                                           Compen-    Stock        Options/     LTIP         All Other
Principal                            Salary        Bonus (1)       sation     Awards       SARs         Payouts    Compensation
Position                 Year         ($)            ($)             ($)       ($)          (#)          ($)           ($)
------------            ------     ----------     ----------     ----------  --------    ----------    ------      ------------
(a)                      (b)          (c)            (d)             (e)       (f)          (g)          (h)           (i)

Lawrence T. Jilk, Jr.    2000      $324,286       $211,391            0         0           44,314         0         $ 91,480(2)
  Chairman               1999       320,220        211,391            0         0           44,314         0           72,882
                         1998       305,314        201,325            0         0           49,278         0           66,639

Wayne R. Weidner         2000       240,800        153,333            0         0           38,025         0           64,606(2)
  President and          1999       239,646        153,333            0         0           38,025         0           50,496
  Chief Executive        1998       206,923        143,333            0         0           42,240         0           45,518
  Officer

Glenn E. Moyer (3)       2000       202,611        88,947             0         0           10,500         0           14,780(2)
  President of           1999       196,828        88,947             0         0           13,650(4)      0            5,000
  National Penn
  Bank

Garry D. Koch            2000       135,384        65,333             0         0            8,400         0           27,514(2)
  Group Executive        1999       132,199        58,333             0         0            7,875         0           20,480
  Vice President of      1998       124,738        58,333             0         0            7,500         0           18,711
  National Penn
  Bank

Sharon L. Weaver         2000       127,980        60,667             0         0            7,875         0           22,184(2)
  Group Executive        1999       120,470        53,667             0         0            7,350         0           17,245
  Vice President of      1998       108,108        51,333             0         0            7,000         0           12,864
  National Penn
  Bank

__________
(1) Includes 25% mandatory deferral of total award under National Penn's Executive Incentive Plan.
(2) Consists of 50% matching contributions by National Penn under the Capital Accumulation Plan (a 401(k) plan) ($5,250 for Mr. Jilk, $5,250 for Mr. Weidner, $5,250 for Mr. Moyer, $4,496 for Mr. Koch and $3,675 for Ms. Weaver); National Penn's matching contribution with respect to previously awarded, mandatorily deferred amounts under National Penn's Executive Incentive Plan paid in accordance with the Plan ($61,998 for Mr. Jilk, $41,244 for Mr. Weidner, $14,428 for Mr. Koch and $12,758 for Ms. Weaver); life insurance annual premiums of $4,260 and $5,100 for Messrs. Jilk and Weidner; and long- term disability insurance premiums of $4,118 and $1,511 for Messrs. Jilk and Weidner.
(3)   Mr. Moyer was not a National Penn employee in 1998.
(4) Options for 6,615 of these shares were approved for Mr. Moyer in December 1998, contingent on closing of the Elverson National Bank acquisition. The acquisition closed on January 4, 1999.

--------------------------------------------------------------------------------
Stock Options
--------------------------------------------------------------------------------

      The following table shows certain information about the stock option awards that were made to the Named Executive Officers during 2000.

                                             Stock Option Grants in 2000

                                                       Individual Grants                             Grant Date Value
                                 -----------------------------------------------------------------   ----------------
                                   Number of                                                             Grant Date
                                  Securities     % of Total                                            Present Value
                                  Underlying      Options                                                Based on
                                   Options       Granted to         Exercise or                        Black-Scholes
                                  Granted(1)    Employees in        Base Price(2)       Expiration        Model(4)
    Name                            (#)         Fiscal Year         ($/Share)            Date(3)            ($)
    ----                         -----------    ------------       --------------      -----------     ---------------
    (a)                             (b)            (c)                 (d)                 (e)              (f)

Lawrence T. Jilk, Jr.              44,314         14.87%              $20.20              1/7/11         $114,773

Wayne R. Weidner                   38,025         12.76%               20.20              1/7/11           98,485

Glenn E. Moyer                     10,500          3.52%               20.20              1/7/11           27,195

Garry D. Koch                       8,400          2.82%               20.20              1/7/11           21,756

Sharon L. Weaver                    7,875          2.64%               20.20              1/7/11           20,396

__________
(1) Each option becomes exercisable, if the holder remains an employee after the grant date, as follows: 20% per year on the first through fifth anniversary dates of the grant. All amounts represent stock options; National Penn's stock compensation plans do not provide for the issuance of stock appreciation rights. Each option is transferable to family members under specified conditions.

(2) National Penn's stock compensation plans provide that all options must be granted with an exercise price equal to the fair market value of the stock on the date of grant. The exercise price for an option must be paid in cash; an optionee exercising a non-qualified stock option may elect to surrender a percentage of the shares otherwise issuable to cover any required withholding taxes upon compliance with detailed procedural rules set forth in the plans.

(3) If employment terminates other than for retirement at age 60 or later or death, or for "cause," the non- vested portion of any option will lapse immediately and the unexercised vested portion of any option will lapse no later than three months after termination of employment. If employment terminates upon retirement at age 60 or later or death, the nonvested portion of any option will vest immediately and the option, to the extent remaining unexercised, will lapse no later than three years after termination of employment. If employment terminates for "cause," all unexercised options lapse immediately.

(4) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of National Penn's common stock options to be $2.59 per share under option. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 14%; (b) a risk-free rate of return of 5.38%, which approximates the 7-year, 7-month zero-coupon Treasury bond rate; (c) National Penn's average common shares dividend yield of 4.25% on the grant date; (d) an expected term of 7.56 years; and (e) an expected turnover of 5%.

      The following table shows certain information about option exercises during 2000 by the Named Executive Officers and the value of their unexercised options at the end of the year.

                              Aggregated Option/SAR Exercises in Last Fiscal Year and
                                           Fiscal Year End Option/SAR Values

                                                                                               Value of Unexercised
                                                           Number of Securities                    In-the-Money
                                                          Underlying Unexercised                   Options/SARs
                                                          Options/SARs at FY-End                   at FY-End(2)
                                                       -------------------------------     -----------------------------
                           Shares
                          Acquired      Value
                        on Exercise   Realized(1)      Exercisable       Unexercisable      Exercisable    Unexercisable
    Name                    (#)           ($)              (#)               (#)                (#)            (#)
    ----                -----------   ----------       -----------       -------------      -----------    -------------
    (a)                     (b)           (c)              (d)               (e)                (f)            (g)

Lawrence T. Jilk, Jr.       0              0             283,557           180,671           $1,171,412     $260,559

Wayne R. Weidner            0              0             243,258           154,938            1,102,192      223,336

Glenn E. Moyer              0              0              30,411            21,967              200,446            0

Garry D. Koch               0              0              36,368            29,060              156,934       30,981

Sharon L. Weaver            0              0              20,063            27,153               47,149       28,970
__________

(1) Represents the total market value of the underlying common shares on the date of exercise minus the total exercise price for the options exercised.

(2) "In-the-Money Options" are stock options where the market value of the underlying common shares exceeded the exercise price at December 31, 2000. The value of such options is determined by subtracting the total exercise price for such options from the total fair market value of the underlying common shares on December 31, 2000.

--------------------------------------------------------------------------------
Pension Benefits
--------------------------------------------------------------------------------

      National Penn has a non-contributory, defined benefit Pension Plan generally covering employees who have reached 20 1/2 years of age and completed 1,000 hours of service with National Penn.

      The following table shows the annual retirement benefits payable under the plan in the form of a straight life annuity for a range of compensation and years of service classifications. The amounts shown in the table are based on an employee who is presently age 65 and has had a constant salary for the past five years. The amounts are not subject to offset for social security or other amounts.

      As of December 31, 2000, Messrs. Jilk, Weidner, Moyer, Koch and Ms. Weaver were credited with 23, 38, 1, 17 and 22 years of service under the plan, respectively.

                                   Pension Benefits

                                              Years of Service
                    --------------------------------------------------------------------
   Salary              15             20             25             30             35
--------------      ---------      --------       --------       --------       --------

$  75,000           $15,638        $20,850        $26,063        $31,275        $36,488
  100,000           $22,200        $29,600        $37,000        $44,400        $51,800
  125,000           $28,763        $38,350        $47,938        $57,525        $67,113
  150,000           $35,325        $47,100        $58,875        $70,650        $82,425
  175,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  200,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  225,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  250,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  275,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  300,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  325,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  350,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675
  375,000(1)        $40,575        $54,100        $67,625        $81,150        $94,675

__________
(1) Salary in excess of $170,000 is disregarded in determining a participant's retirement benefit. The 2000 compensation covered by the plan (all salary) for Messrs. Jilk, Weidner, Moyer, Koch and Ms. Weaver was $170,000, $170,000, $170,000, $135,384 and $127,980, respectively.

      National Penn is also contractually obligated to provide Messrs. Jilk and Weidner with additional retirement benefits for a specified time period. See "Deferred Compensation and Change-in-Control Agreements" below.

--------------------------------------------------------------------------------
Deferred Compensation and Change-in-Control Agreements
--------------------------------------------------------------------------------

      National Penn has deferred compensation agreements with Messrs. Jilk and Weidner. Each of these agreements will provide the executive with a retirement annuity of 65% of his final average base salary for a specified 15-year period. If Messrs. Jilk and Weidner had retired at December 31, 2000, they would have been entitled to receive retirement annuities (including amounts payable under National Penn's pension plan) of $172,670 and $117,323, respectively, per year.

      The deferred compensation agreements also contain a "change in control" benefit. This benefit is payable if two events occur. First, there must be a "change in control" of National Penn or National Penn Bank. Second, the executive's employment must be terminated without cause or he must resign after an adverse change in the terms of his employment. Adverse changes include reduction in title or responsibilities, reduction in compensation or benefits (except for a reduction for all employees generally), failure to nominate the executive for election to the National Penn or National Penn Bank Boards, reassignment of the executive beyond a thirty-minute commute from Boyertown, Pennsylvania, or increased travel requirements. If these two events occur, the executive will receive a lump-sum cash severance payment equal to 299% of the executive's average annual compensation for the five years preceding the change in control.

      National Penn also has "change-in-control" agreements with Glenn E. Moyer, Garry D. Koch and Sharon L. Weaver. These agreements provide lump-sum cash severance benefits under the same circumstances as the deferred compensation agreements with Messrs. Jilk and Weidner. The benefits for Messrs. Moyer and Koch and for Ms. Weaver would be 299%, 200% and 200%, respectively, of the executive's average annual compensation for the five years preceding the change in control.

================================================================================
PERFORMANCE GRAPH
================================================================================


      The following graph compares the performance of National Penn's common shares to the Nasdaq Stock Market Total Return Index and the Nasdaq Bank Stock Index during the last five years. The graph shows the value of $100 invested in National Penn common stock and both indices on December 31, 1995, and the change in the value of National Penn's common shares compared to the indices as of the end of each year. The graph assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
    Among National Penn Bancshares, Nasdaq Stock Market Total Return Index,
                           & Nasdaq Bank Stock Index

                    [GRAPH OMITTED - DATA POINTS AS FOLLOWS]

                                                                   December 31,
                                        ----------------------------------------------------------------
                                           1995       1996        1997       1998        1999       2000
                                        ----------------------------------------------------------------
 National Penn Bancshares, Inc.            100        114         197        209         209        183
--------------------------------------------------------------------------------------------------------
 Nasdaq Stock Market Total Return          100        123         151        212         384        238
--------------------------------------------------------------------------------------------------------
 Nasdaq Bank Stocks                        100        132         223        219         211        241
--------------------------------------------------------------------------------------------------------

================================================================================
AUDIT COMMITTEE REPORT
================================================================================

      The Audit Committee of National Penn's Board of Directors is composed of six independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors, included in this proxy statement as Exhibit A.

      National Penn's management is responsible for National Penn's internal controls and the financial reporting process. Grant Thornton LLP, National Penn's independent accountants, are responsible for performing an independent audit of National Penn's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management has represented to the Audit Committee that National Penn's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      National Penn's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

      Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Penn's Annual Report on Form 10-K for the year ended December 31, 2000.

      Total fees billed to National Penn by the independent accountants for services rendered during the year ended December 31, 2000 were as follows:

      Audit Fees

            $122,500

      Financial Information Systems Design and Implementation Fees

            None

      All Other Fees

            $163,615

      The Audit Committee considered whether the independent accountants' provision of non-audit services (covered by "All Other Fees" in the preceding paragraph) is compatible with maintaining the independent accountants' independence. The Audit Committee is satisfied that it is.

      Patricia L. Langiotti, Chair               Frederick H. Gaige
      John H. Body                               Robert E. Rigg
      J. Ralph Borneman, Jr.                     C. Robert Roth


================================================================================
STOCK OWNERSHIP
================================================================================

Directors and Executive Officers
--------------------------------------------------------------------------------


      The following table shows certain information, as of March 1, 2001, about the ownership of National Penn common shares by the directors and executive officers.

                                                         Amount and Nature of Beneficial Ownership
                                              ---------------------------------------------------------------
                                                                Sole              Shared
                                                Total        Voting and         Voting and          Percent
Name of                                       Beneficial     Investment         Investment            of
Beneficial Owner                              Ownership         Power              Power            Class(1)
----------------                              ---------      ----------         -----------         --------
Directors and Nominees
John H. Body(4)                                137,500        133,281               4,219               -
J. Ralph Borneman, Jr.(4)                       22,685          9,635              13,050               -
Frederick H. Gaige(2)(4)                         2,882          2,882                -                  -
John W. Jacobs(2)(4)                           396,188        110,342             285,846             2.0%
Lawrence T. Jilk, Jr.(2)(3)                    308,422        292,282              16,140             2.0%
Frederick P. Krott(5)                            4,550          4,267                 283               -
Patricia L. Langiotti(4)                        12,107         11,117                 990               -
Robert E. Rigg(4)                              306,900        290,109              16,791             1.5%
C. Robert Roth(2)(4)                            23,207         13,103              10,104               -
Wayne R. Weidner(3)                            266,758        266,150                 608             1.3%



Other Named Executive Officers                  38,129        36,275                1,854               -
Glenn E. Moyer(3)(6)                            37,922        37,773                  149               -
Garry D. Koch(3)                                24,517        24,517                  -                 -
Sharon L. Weaver(3)

All Directors and Executive Officers
as a Group (15 Persons)(3)(4)                1,652,623     1,291,987              360,636             8.5%

__________
(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of March 1, 2001.

(2)   Nominee for election as a Class II director.

(3) Includes shares allocated under the Capital Accumulation Plan. Includes the following shares which may be acquired by exercise of vested options granted under stock compensation plans: Mr. Jilk - 283,557 shares, Mr. Weidner - 243,258 shares, Mr. Moyer - 31,734 shares, Mr. Koch - 36,368 shares, and Ms. Weaver - 20,063. Does not include shares which may be acquired in the future by exercise of options not yet exercisable under stock compensation plans.

(4) Includes the following shares which may be acquired by exercise of vested options granted to non- employee directors under the stock option plan for non-employee directors: Mr. Body - 17,216 shares, Mr. Borneman - 3,036 shares, Mr. Gaige - 2,024, Mr. Jacobs - 1,012 shares, Ms. Langiotti - 4,048 shares, Mr. Rigg - 1,012 shares, and Mr. Roth - 8,100 shares. Does not include shares which may be acquired in the future by exercise of options not yet exercisable under the stock option plan for non- employee directors.

(5) Includes 945 shares which may be acquired by exercise of vested options granted in substitution for Community Independent Bank, Inc. stock options, as provided in the acquisition agreement.

(6) Includes 1,854 shares held by Mr. Moyer's spouse. Mr. Moyer disclaims beneficial ownership of these shares.

--------------------------------------------------------------------------------
Five Percent Shareholders
--------------------------------------------------------------------------------

      The following table shows individuals or groups known by National Penn to own more than 5% of its outstanding common shares as of March 1, 2001.

                                    Amount and Nature
       Name and Address               of Beneficial               Percent of
     of Beneficial Owner                Ownership                Common Shares
     -------------------           --------------------          -------------

     James K. Overstreet               1,982,641(1)                 10.2%
     315 Natlie Road
     Phoenixville, PA 19460

__________
(1) These shares are owned of record by persons or entities identified by Mr. Overstreet in filings with regulatory authorities and National Penn, as being parties through which he holds common shares of National Penn. Evelyn M. Overstreet, Mr. Overstreet's wife, holds 96,628 of these shares, and a limited partnership in which Mr. Overstreet is a partner holds 22,710 of these shares.

================================================================================
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
================================================================================


Related Party Transactions
--------------------------------------------------------------------------------

      Certain directors and officers of National Penn, and companies with which they are associated, are customers of National Penn's banking subsidiaries, National Penn Bank and/or Panasia Bank, N.A. During 2000, these individuals and companies had banking transactions with National Penn Bank and/or Panasia Bank, N.A. in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans and commitments to loan involved in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons. In the opinion of National Penn's management, these transactions do not involve more than the normal risk of collection, nor do they present other unfavorable features. As of December 31, 2000, loans to officers, directors, and affiliates represented 4.1% of shareholders' equity in National Penn.

--------------------------------------------------------------------------------
Section 16(a) Beneficial Ownership Reporting Compliance
--------------------------------------------------------------------------------

      Section 16(a) of the Securities Exchange Act of 1934 requires National Penn's directors, executive officers and more-than-10% beneficial shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish National Penn with copies of all their Section 16(a) filings.

      Based solely on review of the Section 16(a) filings furnished to National Penn and/or written representations that no year-end Forms 5 were required to be filed, National Penn believes that its directors, executive officers and more-than-10% shareholders complied during 2000 with all Section 16(a) filing requirements, except as follows: Kenneth A. Longacre, a National Penn director who retired on January 1, 2001, inadvertently failed to report a transaction on a Form 4 that was filed on time. He reported this transaction on an amended Form 4 filed two weeks later. James K. Overstreet, a more-than-10% shareholder of National Penn, inadvertently failed to report three transactions on Form 4s when due. He reported these transactions on Form 4s filed three and four months late. Robert E. Rigg, a National Penn director, inadvertently failed to report two transactions on a Form 4 that was filed on time. He reported these transactions on an amended Form 4 filed two weeks later.

================================================================================
AMENDMENT OF OFFICERS' AND KEY EMPLOYEES' STOCK COMPENSATION PLAN
================================================================================

      On February 28, 2001, National Penn's Board of Directors amended the Officers' and Key Employees' Stock Compensation Plan to increase by 1 million the number of shares available for awards under the Plan. The Board is submitting this amendment to shareholders for approval.

      The Plan was initially approved by shareholders on April 22, 1997. It provides for awards of stock options or shares of restricted stock to officers and other key employees of National Penn and its subsidiaries. Unless terminated earlier by the Board, the Plan will terminate on December 17, 2006.

      The following summary describes briefly the principal features of the Plan, including the change in the Plan being submitted to shareholders for approval. The summary is subject to the text of the Plan, included in this proxy statement as Exhibit B.

      Purpose. The Board believes that equity-based incentive compensation for management, such as that provided by the Plan:

      o promotes National Penn's long-term success by creating a long-term mutuality of interests between National Penn's management and shareholders;

      o provides an additional inducement for such managers to remain with National Penn;

      o     is a means to recognize and reward past service to National Penn;
            and

      o provides a means by which National Penn may attract able persons to serve as managers of National Penn.

      Number of Shares. The number of National Penn's common shares available for awards under the Plan will increase by 1 million if the Plan amendment is approved by shareholders. This Plan amendment raises the number of authorized shares from 1,378,125 (as adjusted to date for stock splits and dividends) to 2,378,125. At January 1, 2001, stock options were outstanding covering a total of 1,076,852 shares. No shares of restricted stock have ever been issued. The purpose of the Plan amendment is to assure that sufficient shares will continue to be authorized so that the Plan remains an effective management tool.

      If any award under the Plan for any reason expires, is forfeited or is terminated, the common shares covered by it again become available for future awards. Shares issued under the Plan may be either authorized and unissued shares or treasury shares or partly each.

      Administration. The Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms and conditions of the Plan, the Committee has the power to determine:

      o the persons to whom, and the times at which, awards will be granted or lapse;

      o     the number of common shares of National Penn subject to each award;

      o     the types of awards to be granted; and

      o     all other terms and conditions for awards granted under the Plan.

      The Committee has the power to interpret the Plan and prescribe rules, regulations and procedures in connection with its operation. All questions of interpretation and application are subject to determination by the Committee. The Committee's determinations are final and binding.

      Eligibility. Each officer or key employee of National Penn or a subsidiary who, in the opinion of the Committee, is in a position to make a significant contribution to the success of National Penn is eligible to participate in the Plan. No more-than-10% shareholder of National Penn is eligible to participate in the Plan. No non-employee director is eligible to participate in the Plan. Approximately 80 persons are currently considered eligible to participate in the Plan.

      Types of Awards. The Plan provides for awards of both stock options and shares of restricted stock. Stock options may be incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("NQSOs"). Shares of restricted stock are common shares subject to certain restrictions and the risk of forfeiture. These restrictions may or may not be performance-based.

      Stock Options.

          Number. No person may receive options for more than 110,250 common shares in any calendar year, subject to proportionate adjustment in the event of stock splits, stock dividends and similar events.

          Price. For all options, the exercise price will not be less than the fair market value of a National Penn common share on the date of the grant. Fair market value is the average of the closing sale prices of a common share for the 10-day trading period ending on the date of grant. On March 9, 2001, the closing sale price of a common share was $21.88.

          Term. NQOs have a maximum term of ten years and one month. ISOs have a maximum term of ten years.

          Vesting. A stock option becomes exercisable (vests) over a five-year period as the optionee continues in employment with National Penn or a subsidiary. Vesting is in 20% installments on each successive anniversary of the grant date.

          Exercise. To the extent vested, the optionee may exercise the option, in whole or in part, by paying the exercise price in cash or by delivery of owned National Penn common shares with a fair market value equal to the option's exercise price. To the extent legally permitted, the Committee may permit payment of the exercise price through a "cashless exercise" arrangement with a brokerage firm approved by National Penn.

          Termination of Employment. Generally, upon an optionee's termination of employment, the unexercised vested portion of any option will expire three months from the date of termination. If the original term of the option expires earlier, that expiration date applies instead. However, if the optionee's employment ends because of retirement at age 60 or later, disability or death, the three month period is extended to three years, again subject to earlier termination if the original option term ends first. Further, in the latter case, the nonvested portion of the option will vest immediately, not expire. If National Penn discharges an optionee for "cause", the unexercised vested portion of any option expires immediately.

          Transferability. During an optionee's lifetime, the optionee may transfer a NQSO, but not an ISO, to one or more members of the optionee's immediate family, a related trust or a partnership of immediate family members. Otherwise, an option is transferable only by Will, by the laws of descent and distribution or pursuant to a qualified domestic relations order.

          Change in Control. All options vest and become 100% exercisable immediately if there is a "Change in Control" of National Penn, as defined in the Plan. This acceleration of vesting upon a change in control may be considered as having an anti-takeover effect.

          Stock Splits and Dividends. If there is a stock split, stock dividend or similar event, the number of shares covered by, and the exercise price of, each option is appropriately adjusted.

          Tax Withholding. An optionee exercising an option may be required to remit to National Penn an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to delivery of any shares. In the Committee's discretion, this may be done by delivery of owned National Penn common shares, or withholding from the National Penn shares to be delivered to the optionee of shares, having a fair market value equal to the withholding obligation.

          Option Agreement. Each option is subject to such other terms and conditions as may be determined by the Committee in its discretion, which are set forth in a written agreement with the optionee.

      Restricted Stock.

          General. The Committee may grant eligible persons awards of restricted stock. These are National Penn common shares that are subject to restrictions prohibiting their transfer until the end of a restriction period. Restricted stock awards may be made for services rendered or in connection with the recruitment or retention of senior management, in the discretion of the Committee.

          Number. The total number of shares of restricted stock that may be awarded on a cumulative basis may not exceed 1% of the National Penn common shares outstanding at the date of any such award. No person may receive restricted stock for more than 9,188 common shares in any calendar year, subject to proportionate adjustment in the event of stock splits, stock dividends and similar events.

          Restricted Period; Restrictions. The Committee determines the period of time during which transfer of the restricted stock is prohibited and the terms and conditions, in addition to the passage of time, that must be satisfied for the restrictions to lapse. These conditions may include a requirement that the restricted stock recipient be continuously employed by National Penn or a subsidiary during the restricted period. If all terms and conditions of the restricted stock award are not satisfied at the end of the restricted period, the common shares subject to the award are forfeited to National Penn.

          Termination of Employment. The Committee determines the extent to which the restrictions on any restricted stock award will lapse upon the recipient's termination of employment due to death, disability, retirement or any other reason.

          Change in Control. If there is a "Change in Control" of National Penn, as defined in the Plan, all restrictions then outstanding on restricted stock will automatically lapse. The automatic lapse of restrictions on restricted stock upon a change in control may be considered as having an anti-takeover effect.

          Stock Splits and Dividends. If there is a stock split, stock dividend or similar event, the number of shares subject to a restricted stock award is appropriately adjusted.

          Payment of Taxes. The Committee may deduct from any restricted stock award any amount that federal, state or local tax law requires to be withheld with respect to such award or require that the recipient pay such amount to National Penn in cash.

          Dividend and Voting Rights. A holder of restricted stock will have the right to receive dividends on, and to vote, the common shares subject to the restricted stock award.

          Performance-Based Restricted Stock. Awards of performance-based restricted stock will be intended to qualify as "performance-based" for purposes of Code Section 162(m). The restriction period will lapse only if pre-established performance objectives are attained. Performance goals may be based on earnings, profitability, revenues, expenses, credit quality, market share, stock price, and the accomplishment of mergers and similar transactions. Performance goals need not apply across National Penn but may be particular to an individual's function or business unit. The Committee will determine if such performance goals are attained, and its determination will be final and binding.

      Federal Income Tax Consequences. The following is a brief summary of the principal federal income tax consequences relating to stock options and restricted stock.

          Non-Qualified Stock Options. The grant of a NQSO does not result in taxable income to the optionee or a tax deduction for National Penn.

      Upon exercise of a NQSO, the optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. National Penn generally will be entitled to a corresponding federal income tax deduction.

      Upon the sale of shares acquired by exercise of a NQSO, the optionee will have a capital gain or loss equal to the difference between the amount realized upon the sale and the tax basis of the shares. Generally, the tax basis is the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised. The capital gain or loss will be long-term or short-term depending upon the length of time the shares were held.

          Incentive Stock Options. The grant of an ISO does not result in taxable income to the optionee or a tax deduction for National Penn.

      The exercise of an ISO will not result in ordinary taxable income to the optionee, and National Penn will not be allowed a tax deduction at any time in connection with such ISO, if:

      o at all times from the date of grant through the day ending three months before the date of exercise, the optionee is an employee of National Penn or a subsidiary; and

      o the optionee does not dispose of the stock acquired within two years from the date of grant of the option or within one year from the date of exercise of the option.

      Upon exercise of an ISO, the difference between the exercise price and the fair market value of the shares acquired may result in alternative minimum tax liability to the optionee.

      If the optionee sells the shares after meeting the above conditions, any gain realized over the exercise price will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of sale.

      If the optionee sells the shares and does not meet the above conditions, the optionee will recognize ordinary taxable income equal to the lesser of (a) the excess of the fair market value of the common shares on the date of exercise over the exercise price, or (b) the excess of the amount realized upon such disposition over the exercise price. In this case, National Penn will have a corresponding income tax deduction for the same year.

          Restricted Stock. The grant of restricted stock does not result in taxable income to the recipient or a tax deduction for National Penn.

      At the time the restrictions expire, the recipient will realize ordinary taxable income in an amount equal to the fair market value of the shares on that date, and National Penn will be entitled to a corresponding tax deduction.

      During the restricted period, the recipient will be taxed on the dividends paid with respect to the restricted stock as compensation, and National Penn will be entitled to a corresponding income tax deduction.

      Future Plan Benefits. It is not possible at this time to determine who may be selected to receive awards under the Plan or the number of shares that may be covered by an award to any person. As in the past, the Committee will make this determination in its discretion, after considering the duties, responsibilities, and present and potential contributions of eligible persons to National Penn's success. In 2000, the Committee granted officers and other key employees of National Penn stock options for a total of 279,896 shares. Information on stock options held by National Penn's five most senior executive officers is provided in this proxy statement under "Executive Compensation-- Stock Options". Like all other persons eligible for future Plan awards, these officers have an interest in shareholder approval of the Plan amendment.

                             ______________________

      The Board of Directors recommends a vote "FOR" approval of the amendment to the Officers' and Key Employees' Stock Compensation Plan.

      The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required to approve the amendment.

================================================================================
ADDITIONAL INFORMATION
================================================================================


Record Date; Shares Outstanding

      Shareholders of record at the close of business on March 9, 2001 are entitled to vote their shares at the annual meeting. As of that date, there were 19,390,768 common shares outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

      The presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum. A quorum must be present at the meeting before any business may be conducted.

      If a quorum is not present, the shareholders who are represented at the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

      If you participate in National Penn's Dividend Reinvestment Plan and/or Employee Stock Purchase Plan, your proxy will represent the number of shares registered in your name and the number of shares credited to your Dividend Reinvestment Plan and/or Employee Stock Purchase Plan accounts.

      By submitting your proxy, you will authorize the persons named thereon or their substitutes to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

      If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to National Penn's Corporate Secretary, by submitting a later-dated proxy, or by voting in person at the meeting.

Default Voting

      If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of the Board of Directors' nominees as directors, and FOR the proposal to amend the Officers' and Key Employees' Stock Compensation Plan.

      National Penn's Board and management know of no other business that is planned to be brought before the meeting. If any other business properly comes before the meeting for a vote, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

      Mellon Investor Services LLC, the transfer agent, will tabulate the votes.

      If your shares are treated as a broker non-vote, your shares will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. Because the election of directors is by a plurality of votes, a broker non-vote will have no effect on the outcome. Because the amendment of the Officers' and Key Employees' Stock Compensation Plan requires a majority of the votes cast, a broker non- vote will have no effect on the outcome.

Voting by Street Name Holders

      If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion.

Independent Accountants

      The Board has again selected Grant Thornton LLP as independent accountants for 2001. Representatives of that firm will be at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proxy Solicitation

      National Penn will bear all costs of this proxy solicitation. National Penn's officers, directors and employees may solicit proxies by mail, in person, by telephone or by facsimile. National Penn will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

Shareholder Proposals for Next Year's Meeting

      Any shareholder who wishes to present a proposal for consideration at next year's annual meeting, and who wishes for National Penn to consider including such proposal in next year's proxy statement, must deliver the proposal to National Penn's principal executive offices no later than the close of business on November 23, 2001. Any proposal should be addressed to Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512.

      For any proposal that is not submitted for possible inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, SEC rules permit management to vote proxies in its discretion if:

      o National Penn receives notice of the proposal before the close of business on February 5, 2002 and advises shareholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or

      o National Penn does not receive notice of the proposal prior to the close of business on February 5, 2002.

      Any notice of intention to present a proposal at next year's annual meeting should be addressed to Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512.

Director Nominees

      National Penn's bylaws provide that the Board of Directors, or any shareholder who complies with the requirements of the bylaws, may nominate candidates for election as directors. The Board of Directors seeks persons of proven judgment and experience. Shareholders who wish to suggest qualified candidates may write to the Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512, stating in detail the qualifications of the persons they recommend.

      The bylaws provide that any shareholder who wishes to nominate a candidate for election as a director must deliver to National Penn written notice at least 14 days before the date of the shareholders' meeting. This notice must contain the same information, to the extent known to the notifying shareholder, as that required to be provided by National Penn in its proxy statement for the nominees of the Board of Directors. The chairman of the meeting may disregard any nomination not made in compliance with the bylaws, and may instruct the vote tabulator to disregard any votes cast for that person.

Shareholder List

      For at least ten days prior to the meeting, a list of the shareholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at National Penn's principal executive offices. The list will also be available for examination at the meeting.

Annual Report for 2000

      National Penn's Annual Report to Shareholders for 2000 is enclosed with this proxy statement. It is also available via the Internet at www.natpennbank.com. The Annual Report is furnished to shareholders for their information. No part of the Annual Report is incorporated by reference into this proxy statement.

      A copy of National Penn's Annual Report on Form 10-K for 2000 (without exhibits) may be obtained without charge by writing to Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512. In addition, the report (with exhibits) is available at the web site of the Securities and Exchange Commission (www.sec.gov).

                                                                       EXHIBIT A

                         NATIONAL PENN BANCSHARES, INC.

                             AUDIT COMMITTEE CHARTER

      The Audit Committee of the Board of Directors (the "Board") of National Penn Bancshares, Inc. (the "Company") assists the Board with four major responsibilities, in monitoring (1) the integrity of the Company's financial statements, (2) the reported status of significant internal controls affecting business operations, (3) the Company's reported compliance with legal and regulatory requirements, and (4) the independence and performance of the Company's internal and independent auditors.

      The Audit Committee will be comprised of five or more independent directors. The members of the Audit Committee shall meet the independence and experience requirements of (1) the Nasdaq Stock Market, Inc. and (2) the Federal Deposit Insurance Act and the regulations of the Federal Deposit Insurance Corporation ("FDIC") issued thereunder. The Board shall appoint the members of the Audit Committee.

      The Audit committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Audit Committee shall meet quarterly and as called by the Chairperson and will maintain minutes and other relevant records of its meetings and decisions. The Audit Committee shall make regular reports to the Board, including an annual review and assessment of the adequacy of this Charter and will recommend any proposed changes to the Board for approval.

      While the Audit Committee may perform additional duties as determined by the Board, the Audit Committee shall perform the tasks outlined in the following paragraphs in order to fulfill its four major responsibilities noted above.

Monitor the integrity of the Company's financial statements

      o Review the Company's annual audited financial statements with management, including major issues regarding accounting principles and auditing standards as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

      o Review with management and the independent auditors any significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

      o Review major changes to the Company's accounting principles and practices as suggested by the independent auditors, internal auditors, or management.

      o Recommend to the Board, after review and discussion with management and the independent auditors, whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

      o Discuss with the independent auditors the quality, not just the acceptability, of the Company's accounting principles and other matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit.

      o Discuss, as a Committee or the Chairperson only, with the Chief Financial Officer and the independent auditors, the interim financial information contained in the Company's quarterly report on Form 10-Q prior to its filing and the earnings announcement before its release.

Monitor the reported status of significant internal controls affecting business operations

      o Inquire of the internal auditors, independent auditors, bank examiners, and management, as necessary, about reported significant risks and exposures and assess the steps management has taken to minimize such risks and exposures, including the adequacy of policies, procedures, and internal controls.

      o Review with the independent auditors any management internal control letter provided by the auditors and the Company's response to that letter.

Monitor the Company's reported compliance with legal and regulatory requirements

      o Approve, after preparation by counsel and review by internal audit and the independent auditors, the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

      o Perform such additional duties as shall be required by applicable regulations of the FDIC.

Monitor the independence and performance of the Company's internal and independent auditors

      o Meet at least annually with the Chief Financial Officer, the senior internal audit executive, and the independent auditors in separate sessions.

      o Annually review and assess the adequacy of the Company's Internal Audit Policy and recommend to the Board any proposed changes.

      o Review and approve, as appropriate, the internal audit function's responsibilities, budget, compensation, staffing, schedule, performance, and replacement of the senior internal audit executive.

      o Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board.

      o Approve any significant fees paid to the independent auditors for non-audit services, and annually review the total fees paid to the independent auditors, considering whether the provision of non-audit services impaired or impairs the independence of the independent auditors.

      o Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

      o Review with the independent auditors any problems or difficulties the auditors may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

      o Receive periodic reports from the independent auditors regarding the auditors' independence consistent with Independence Standards Board Standard 1; discuss such reports with the auditors; and if so determined by the Audit Committee, take or recommend that the Board take appropriate action to oversee the independence of the auditors.

      o Obtain assurance from the independent auditors that the required response to audit discovery provisions of Section 10A of the Securities Exchange Act of 1934 have not been implicated.

      o Evaluate the performance of the independent auditors and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to plan or conduct audits, to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations.

                                                                       EXHIBIT B

                         NATIONAL PENN BANCSHARES, INC.

              OFFICERS' AND KEY EMPLOYEES' STOCK COMPENSATION PLAN

                         (As amended, February 28, 2001)

                             (Amendment to Section 4
                       contingent on shareholder approval)


1.  PURPOSE

      The purpose of the Officers' and Key Employees' Stock Compensation Plan (the "Plan") is to advance the interests of National Penn Bancshares, Inc. (the "Corporation") by enhancing the ability of the Corporation and its Subsidiaries to attract and retain officers and other key employees, to reward such individuals for their contributions, and to encourage them to take into account the long-term interests of the Corporation through interests in the Corporation's common stock (the "Stock").

      This Plan provides for (i) the grant of options to acquire Stock ("Options"), which may be incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options, and (ii) awards of Stock subject to certain restrictions and the risk of forfeiture ("Restricted Stock"). Under this Plan, Restricted Stock consists of (i) Stock subject to restrictions, including performance-based restrictions intended to comply with the provisions of Code Section 162(m) ("Performance-Based Restricted Stock"), and (ii) Stock subject to restrictions, not including performance-based restrictions. Grants of Options and awards of Restricted Stock are referred to herein collectively as "Awards".

      Any officer or key employee selected to receive an Award under this Plan is sometimes referred to as a "participant" herein, and any officer or key employee selected to receive an Option under this Plan is sometimes referred to as an "optionee" herein.


2.  ADMINISTRATION

      This Plan shall be administered by a committee composed of three to six members of the Corporation's Board of Directors (the "Board") who are (i) "non-employee directors" of the Corporation within the meaning of Rule 16b-3(b)(3) under Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), and (ii) "outside directors" of the Corporation within the meaning of Code Section 162(m) (the "Committee"). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

      Subject to the terms, provisions and conditions of this Plan, the Committee shall have exclusive jurisdiction to: (i) make Awards to such participants as the Committee may select;

(ii) determine the time or times when Awards shall be granted and the number of shares of Stock subject to each Award; (iii) determine which Options are, and which Options are not, intended to be ISOs; (iv) determine the terms and conditions of each Award; (v) prescribe the form or forms of any instruments evidencing Awards and any other instruments required under this Plan and to change such forms from time to time; (vi) adopt, amend, and rescind rules and regulations for the administration of this Plan; and (vii) interpret this Plan and to decide any questions and settle all controversies and disputes that may arise in connection with this Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

      No member of the Committee or of the Board shall be liable for any determination, decision or action made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Bylaws.


3.    ELIGIBILITY

      Persons eligible to receive Awards under this Plan shall be those officers and key employees who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Corporation and its Subsidiaries. No person who beneficially owns ten percent or more of the outstanding Stock shall be eligible to participate in this Plan, to exercise an Option previously granted to him, or to take full possession of Restricted Stock previously issued to him. A "Subsidiary" of the Corporation shall mean a corporation in which the Corporation shall own, directly or indirectly, a majority of the capital stock entitled to vote for the election of directors.


4.    STOCK SUBJECT TO AWARDS

      The Stock subject to Awards under this Plan shall be either authorized but unissued shares or treasury shares. Subject to adjustment in accordance with the provisions of Paragraph 5(G) and 6(F) hereof, the total number of shares of such Stock shall be 2,378,125 shares.

      If any outstanding Option or Restricted Stock Award under this Plan for any reason expires, is forfeited or is terminated prior to the end of the period during which Awards may be made under this Plan, the shares of Stock allocable to the unexercised portion of such Option or the portion of such Restricted Stock Award that has terminated or been forfeited may again be subject to award under this Plan. Shares of Stock delivered to the Corporation to pay the exercise price of any Option or to satisfy the tax withholding consequences of an Option exercise or the grant or vesting of Restricted Stock shall again be subject to award under this Plan.


5.    TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS

      Options granted pursuant to this Plan shall be evidenced by agreements in such form as the Committee shall, from time to time, approve, which agreements shall in substance include and comply with and be subject to the following terms and conditions:

      A.  MEDIUM AND TIME OF PAYMENT

      The exercise price of an Option shall be payable either (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, (ii) through the delivery of shares of Stock owned by the optionee with a fair market value equal to the Option's exercise price, or
(iii) by a combination of (i) and (ii). Fair market value of Stock so delivered shall be determined as of the date of exercise, as provided in Paragraph 5(C) hereof. Unless the Committee otherwise determines, an optionee may engage in a successive exchange (or series of exchanges) in which Stock such optionee is entitled to receive upon exercise of an Option may be simultaneously utilized as payment for the exercise of an additional Option or Options.

      To the extent permitted by applicable law and regulations, the Committee may permit payment of the Option exercise price through arrangements with a brokerage firm under which such firm, on behalf of the optionee, will pay to the Corporation the exercise price of the shares being purchased, and the Corporation will promptly deliver to such firm the number of shares of Stock subject to the Option so that the firm may sell such shares, or a portion thereof, for the account of the optionee. In addition, the Committee may permit payment of the Option exercise price by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Corporation sufficient funds to pay the exercise price as soon as the shares subject to the Option, or a portion thereof, are sold on behalf of the optionee.

      B.  NUMBERS OF SHARES

      The Option shall state the total number of shares to which it pertains. Subject to adjustment as provided in Paragraph 5(G), in any fiscal year of the Corporation, the aggregate number of shares of Stock as to which Options may be granted to any one participant shall not exceed 60,000.

      C.  OPTION PRICE

      The exercise price of an Option shall not be less than the fair market value of the shares of Stock covered by the Option on the date of grant.

      As used in this Plan, the "fair market value" of a share of Stock as of any date shall be determined (i) based on the average of the closing sale prices of a share of Stock for the ten (10) day trading period ending on the given date, as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market and published in The Wall Street Journal,
(ii) if no closing sale prices are reported during such ten (10) day trading period, based on the average of the mean of the bid and asked prices per share of Stock for such ten (10) day trading period, as reported on Nasdaq, (iii) if the Stock is listed on a stock exchange, based on the average of the closing sale prices of a share of Stock for the ten (10) day trading period ending on the given date, as reported in The Wall Street Journal, or (iv) if the Stock is not listed on Nasdaq or on a stock exchange, by the Committee in its sole discretion.

      D.  EXPIRATION OF OPTIONS

      Each Option granted under this Plan shall expire on a date determined by the Committee, which date, in the case of an ISO, may not be more than ten years from the date the Option is granted, and in the case of a non-qualified Option, may not be more than ten years and one month from the date the Option is granted.

      E.  VESTING OF OPTIONS

      If and to the extent an Option has become vested, an Option may be exercised in whole at any time, or in part from time to time, during its term. Except as provided in Paragraph 5(F) hereof, an Option may only be exercised at a time when the optionee is employed by the Corporation or one of its Subsidiaries.

      An optionee shall have a cumulative vested interest in the right to exercise an Option, determined by reference to his continuous employment with the Corporation and/or a Subsidiary following the date of grant of the Option, as follows:


                 Period of Continuous        Cumulative
                 Employment Following          Vested
                         Grant               Percentage
                ---------------------   ------------------
                Less than 1 year                -0-
                1 year or more                 20.0
                2 years or more                40.0
                3 years or more                60.0
                4 years or more                80.0
                5 years or more               100.0


      To the extent the application of the above vesting schedule would at any time result in the right to acquire a fractional share, the right to acquire such fractional share shall be deferred to the next vesting period.

      F.  TERMINATION OF SERVICE

      Except as otherwise provided in this Paragraph 5(F), upon the termination of employment of an optionee for any reason, the unexercised vested portion of any Option held by him shall lapse on the earlier of (i) the expiration of the term of the Option, or (ii) three months from the date of such termination of employment.

      Upon the termination of employment of an optionee because of retirement at age 60 or later or death, the unexercised vested portion of any Option held by him (including any portion that became vested on account of such retirement or death) shall lapse on the earlier of (i) the expiration of the term of the Option, or (ii) three years from the date of such termination of employment.

      Upon the termination of employment of an optionee because of permanent and total disability (as defined in Code Section 22(e)(3), referred to herein as "disability"), the unexercised vested portion of any Option held by him (including any portion that became vested on account of such disability) shall lapse on the earlier of (i) the expiration of the term of the Option, or (ii) three years from the date of such termination of employment.

      In the case of the discharge of an optionee for "cause", the unexercised vested portion of any Option held by him shall lapse immediately. An optionee will be deemed discharged for "cause" if he is discharged by his employer and the ground for such discharge is the employer's good faith and reasonable belief that (i) he has committed fraud or dishonesty toward his employer (or any business affiliated with his employer, or any individual or company doing business with any of them), or (ii) he has committed a felony, not otherwise described in clause (i), which involves a crime of moral turpitude. Any lapse occurring under provisions of this paragraph shall be final, whether or not the optionee is convicted of or admits to the commission of the offense, and no person or corporation shall be liable to the optionee therefor.

      Upon termination of employment of an optionee for any reason other than retirement at age 60 or later, disability, or death, the nonvested portion of any Option held by him shall lapse immediately.

      Upon termination of employment of an optionee because of retirement at age 60 or later, disability, or death, the nonvested portion of any Option held by him shall vest immediately.

      G.  ADJUSTMENTS FOR CHANGES IN STOCK

      The aggregate number of shares of Stock as to which Options may be granted to participants under this Plan, the aggregate number of shares of Stock as to which Options may be granted to any one such participant, the number of shares of Stock covered by each outstanding Option, and the exercise price per share of each outstanding Option, shall be proportionately adjusted by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from the subdivision or consolidation of shares or other capital adjustments, the payment of a Stock dividend, or any other increase or decrease in such shares effected without receipt of consideration by the Corporation. Any such determination by the Committee shall be conclusive.

      H.  TRANSFERABILITY

      Except as otherwise provided in this Paragraph 5(H), no Option may be assigned or transferred except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order.

      Unless the Committee determines otherwise in connection with the grant of a non-qualified Option, non-qualified Options granted hereunder shall be transferable, without payment of consideration, by an optionee to a member of the optionee's immediate family, to a trust whose beneficiaries are all members of the optionee's immediate family, or to a partnership whose partners are all members of the optionee's immediate family. In any such case, the Option shall be exercisable only by such transferee. For purposes of this provision, an optionee's "immediate family" shall mean the optionee's spouse, children and grandchildren.

      So long as non-transferability of ISOs is a requirement of the Code, no Option granted as an ISO may be assigned or transferred except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order.

      I.  RIGHTS AS A SHAREHOLDER

      An optionee shall have no rights as a shareholder with respect to shares covered by an Option until the date the shares are issued and only after such shares are fully paid. No adjustment will be made for dividends or other rights the record date for which is prior to the date of such issuance.

      J.  NO RIGHTS AS AN EMPLOYEE

      Neither this Plan, the grant of any Option hereunder, nor the execution of any agreement with respect to such an Option, shall confer upon any optionee any right to remain in the employ of the Corporation or any Subsidiary or limit the right of the Corporation or any Subsidiary to terminate the optionee's employment at any time for any reason.

      K.  TAX WITHHOLDING

      The Committee shall have the right to require that a participant exercising an Option remit to the Corporation an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or make other arrangements satisfactory to the Committee with regard to such taxes) prior to the delivery of any Stock pursuant to the exercise of the Option. If permitted by the Committee, either at the time of the grant of the Option or in connection with its exercise, a participant may elect, at such time and in such manner as the Committee may prescribe, to satisfy such withholding obligation by (i) delivering Stock having a fair market value equal to such withholding obligation, or (ii) requesting that the Corporation withhold from the shares of Stock to be delivered upon the exercise a number of shares of Stock having a fair market value equal to such withholding obligation.

      In the case of an ISO, the Committee may require as a condition of exercise that the participant exercising the Option agree to inform the Corporation promptly of any disposition (within the meaning of Code Section 424(c) and the regulations thereunder) of Stock received upon exercise.

      L.  CHANGE IN CONTROL

      Notwithstanding Paragraph 5(E) or any other provision of this Plan, all outstanding Options shall become immediately and fully exercisable, whether or not otherwise exercisable by their terms, in the event of a "Change in Control".

      For purposes of this Paragraph 5(L), a "Change in Control" shall mean any of the following events: (i) the Corporation acquires actual knowledge that any Person other than the Corporation, a Subsidiary or any employee benefit plan(s) sponsored by the Corporation, has acquired the Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 25% or more of the Voting Power of the Corporation; (ii) a Tender Offer is made to acquire securities of the Corporation entitling the holders thereof to 50% or more of the Voting Power of the Corporation; (iii) Voting Shares are first purchased pursuant to any other Tender Offer; or (iv) at any time less than 60% of the members of the Board shall be individuals who were either (A) Directors on the effective date of this Plan or (B) individuals whose election, or nomination for election, was approved by a vote (including a vote approving a merger or other agreement providing for the membership of such individuals on the Board) of at least two-thirds of the Directors then still in office who were Directors on the effective date of this Plan or who were so approved.

      For purposes of this Paragraph 5(L), the following terms shall have the following meanings:

      (1) "Affiliate", "Associate", and "Parent" shall have the respective meanings set forth in Rule 12b-2 under the 1934 Act as in effect on the effective date of this Plan.

      (2) The term "Person" shall be used as that term is used in Sections 13(d) and 14(d) of the 1934 Act.

      (3) "Beneficial Ownership" shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the effective date of this Plan.

      (4) "Voting Shares" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than common stock to elect directors by a separate class vote); and a specified percentage of "Voting Power" of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than common stock to elect directors by a separate class vote).

      (5) "Tender Offer" shall mean a tender offer or exchange offer to acquire securities of the Corporation (other than such an offer made by the Corporation or any Subsidiary), whether or not such offer is approved or opposed by the Board.

      (6) "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined Voting Power of all classes of stock in one of the other corporations in the chain.

      M.  ADDITIONAL RESTRICTIONS AND CONDITIONS

      The Committee may impose such other restrictions and conditions (in addition to those required by the provisions of this Plan) on any Award of Options hereunder and may waive any such additional restrictions and conditions, so long as (i) any such additional restrictions and conditions are consistent with the terms of this Plan and (ii) such waiver does not waive any restriction or condition required by the provisions of this Plan.

6.    TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK AWARDS

      Awards of Restricted Stock may be Performance-Based Restricted Stock, as described in Paragraph 6(K), or Restricted Stock without performance-based restrictions. The provisions of Paragraphs 6(A) through 6(J) are applicable to all shares of Restricted Stock.

      A.  NUMBER OF SHARES

      The total number of shares of Restricted Stock that may be awarded under this Plan on a cumulative basis shall not exceed one percent of the Stock outstanding at the date of any such Award. In any fiscal year of the Corporation, the aggregate number of shares of Stock as to which Restricted Stock Awards may be made to any one participant shall not exceed 5,000.

      Each Restricted Stock Award under this Plan shall be evidenced by a stock certificate of the Corporation, registered in the name of the participant, accompanied by an agreement in such form as the Committee shall prescribe from time to time. Restricted Stock Awards shall comply with the terms and conditions of this Plan and with such other terms and conditions not inconsistent with the terms and conditions of this Plan as the Committee, in its discretion, shall establish.

      B.  RESTRICTED PERIOD; RESTRICTIONS

      The Committee shall provide that shares of Stock issued to a participant in connection with a Restricted Stock Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (the "Restricted Period"), and that the Restricted Period applicable to such Restricted Stock shall lapse (if at all) only at the end of the Restricted Period if all other terms and conditions of the Restricted Stock Award are then satisfied. Without limiting the generality of the foregoing, the other terms and conditions of the Restricted Stock Award may include the requirement that the participant be continuously employed by the Corporation or a Subsidiary during the Restricted Period.

      If all terms and conditions of the Restricted Stock Award are not satisfied at the end of the Restricted Period, the Restricted Stock shall be forfeited and transferred to, and reacquired by, the Corporation at no cost to the Corporation.

      C.  STOCK LEGENDS; PROHIBITION ON DISPOSITION

      Certificates for shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock shall be held by the Corporation until the restrictions are satisfied.

      D.  TERMINATION OF SERVICE

      The Committee shall determine the extent to which the restrictions on any Restricted Stock Award shall lapse upon the termination of the participant's service to the Corporation and its Subsidiaries due to death, disability, retirement or for any other reason. If the restrictions on all or any portion of a Restricted Stock Award shall not lapse, the participant, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Corporation such instruments of transfer, if any, as may reasonably be required to transfer the shares back to the Corporation.

      E.  CHANGE IN CONTROL

      Upon the occurrence of a Change in Control, as determined in Paragraph 5(L) of this Plan, all restrictions then outstanding with respect to shares of Restricted Stock shall automatically expire and be of no further force and effect, and all certificates representing such shares of Stock shall be delivered to the respective participants.

      F.  ADJUSTMENT FOR CHANGES IN STOCK

      The Committee shall proportionately adjust the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to participants under this Plan and the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to any one such participant for any increase or decrease in the number of outstanding shares of Stock resulting from the subdivision or consolidation of shares or other capital adjustments, the payment of a Stock dividend, or any other increase or decrease in such shares effected without receipt of consideration by the Corporation; provided that any factional shares resulting from any such adjustment shall be eliminated. Any such determination by the Committee shall be conclusive. Shares of Stock issued with respect to any outstanding Awards as a result of any of the foregoing events shall be subject to the same restrictions.

      G.  EFFECT OF ATTEMPTED TRANSFER

      No benefit payable or interest in any Restricted Stock Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void, and no such interest in any Restricted Stock Award shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any participant or his beneficiary. If any participant or beneficiary shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under or interest in any Restricted Stock Award, then the Committee, in its discretion, may hold or apply such benefit or interest or any part thereof to or for the benefit of such participant or his beneficiary, his spouse, children, blood relatives or other dependents, or any of them, in any such manner and such proportions as the Committee may consider proper.

      H.  PAYMENT OF TAXES

      The Corporation shall have the right to deduct from any Restricted Stock Award or other payment hereunder any amount that federal, state, or local tax law requires to be withheld with respect to such Award or payment or to require that the participant, prior to or simultaneously with the Corporation incurring any obligation to withhold any such amount, pay such amount to the Corporation in cash or, at the option of the Corporation, shares of Stock (which shall be valued at their fair market value on the date of payment). There is no obligation under this Plan that any participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it is determined that tax is required to be withheld in connection with the issuance, transfer or delivery of shares of Stock under this Plan, the Corporation may, pursuant to such rules as the Committee may establish, reduce the number of shares so issued, transferred or delivered by such number of shares as the Corporation may deem appropriate in its sole discretion to comply with such withholding. Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements.

      I.  RIGHTS AS A SHAREHOLDER

      A participant shall have the right to receive dividends on shares of Stock subject to the Restricted Stock Award during the applicable Restricted Period, to vote the Stock subject to the Award and to enjoy all other shareholder rights, except that the participant shall not be entitled to delivery of the stock certificate until the applicable Restricted Period shall have lapsed (if at all).

      J.  NO RIGHTS AS AN EMPLOYEE

      Neither this Plan, the award of any Restricted Stock hereunder, nor the execution of any agreement with respect to such Restricted Stock, shall confer upon any optionee any right to remain in the employ of the Corporation or any Subsidiary or limit the right of the Corporation or any Subsidiary to terminate the optionee's employment at any time for any reason.

      K.  PERFORMANCE-BASED RESTRICTED STOCK

      Awards of Performance-Based Restricted Stock are intended to qualify as "performance- based" for purposes of Code Section 162(m). The Committee shall provide that shares of Stock issued to a participant in connection with an Award of Performance-Based Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Period, and that the Restricted Period applicable to such Restricted Stock shall lapse (if at all) only if certain pre-established objectives are attained. Performance goals may be based on any of the following criteria: (i) earnings or earnings per share, (ii) return on equity, (iii) return on assets, (iv) revenues, (v) expenses, (vi) one or more operating ratios, (vii) stock price, (viii) shareholder return, (ix) market share, (x) charge-offs, (xi) credit quality, (xii) reductions in non-performing assets, (xiii) customer satisfaction measures, and (xiv) the accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions. The Committee shall establish one or more objective performance goals for each such Award of Performance-Based Restricted Stock on the date of grant. The performance goals selected in any case need not be applicable across the Corporation, but may be particular to an individual's function or business unit. The Committee shall determine whether such performance goals are attained and such determination shall be final and conclusive. If the performance goals are not met, the Performance-Based Restricted Stock shall be forfeited and transferred to, and reacquired by, the Corporation at no cost to the Corporation.

      The Committee may impose such other restrictions and conditions (in addition to the performance-based restrictions described above) on any Award of shares of Performance- Based Restricted Stock as the Committee deems appropriate and may waive any such additional restrictions and conditions, so long as such waiver does not waive any restriction described in the previous paragraph. Nothing herein shall limit the Committee's ability to reduce the amount payable under an Award upon the attainment of the performance goal(s), provided, however, that the Committee shall have no right under any circumstance to increase the amount payable under, or waive compliance with, any applicable performance goal(s).


7.    AMENDMENT

      The Committee may at any time amend or suspend this Plan or alter and amend Awards granted hereunder; provided, however, that no such amendment may, without the consent of any participant to whom an Option shall theretofore have been granted or to whom a Restricted Stock Award shall theretofore have been issued, adversely affect the right of such participant under such Award; and provided, further, that no amendment that requires shareholder approval in order for (i) this Plan to continue to be eligible to satisfy the requirements for exemption of the acquisition of securities under this Plan pursuant to Rule 16b-3 under Section 16 of the 1934 Act, or (ii) this Plan to continue to be eligible to comply with Code Section 162(m), or any amendment of or substitute for either of them, shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Corporation.


8.    TERMINATION

      The Board may terminate this Plan at any time, and no Awards shall be made thereafter. Unless previously terminated by the Board, this Plan shall terminate on, and no Awards shall be made after, December 17, 2006.


9.    LEGALITY OF GRANT

      The granting of any Award under this Plan and the issuance or transfer of Options and shares of Stock pursuant hereto are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including, without limitation, no-action positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan and no Options or shares shall be issued by the Corporation, nor cash payments made by the Corporation pursuant to or in connection with any such Award unless and until in any such case all legal requirements applicable to the issuance or payment have, in the opinion of counsel for the Corporation, been complied with. In connection with any Option or Stock issuance or transfer, the person acquiring the Option or the shares of Stock shall, if requested by the Corporation, give assurance satisfactory to counsel to the Corporation with respect to such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.


10.   CAPTIONS; PRONOUNS

      The captions contained in this Plan are for convenience of reference only, and shall not be considered part of this Plan in its interpretation and construction.

      The use of any masculine pronoun herein shall be construed to include the corresponding feminine pronoun, as the context requires.


11.   EFFECTIVE DATE

      This Plan was adopted by the Board on December 18, 1996, subject, however, to approval of this Plan by the shareholders of the Corporation at its 1997 Annual Meeting. If so approved, this Plan shall be effective as of December 18, 1996.

PROXY



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         NATIONAL PENN BANCSHARES, INC.

     The undersigned hereby appoints Earl Mutter, Harry D. Yoder and William M. Moeller proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. ("National Penn") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of National Penn to be held on April 24, 2001, and at any adjournments or postponements thereof.


                          (Continued, and to be marked,
                      dated and signed, on the other side)

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

1.   Election of Class II Directors:

     __ FOR all nominees listed to the right (except as marked to the contrary).

     __   WITHHOLD AUTHORITY to vote for all nominees listed to the right.

     NOMINEES: Frederick H. Gaige, John W. Jacobs, Lawrence T. Jilk, Jr.,
               C. Robert Roth.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ___________________________________________________________________________

     2. Amendment of the 1997 Officers' and Key Employees' Stock Compensation Plan to increase the number of common shares available for awards under the plan by 1 million.

          ___  FOR                ___ AGAINST              ___ ABSTAIN

     3. In their discretion, the proxy holders are authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.

     If you wish to supply National Penn with your e-mail address, write it in the following space. ___________________________________________________________

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ________________, 2001

_____________________________
  (Signature)

_____________________________
  (Signature if held jointly)


PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

VOTING INSTRUCTION CARD



           THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE
              BOARD OF DIRECTORS OF NATIONAL PENN BANCSHARES, INC.


      This Voting Instruction Card serves to instruct Investors Trust Company, as trustee (the "Trustee") under the National Penn Bancshares, Inc. Capital Accumulation Plan (the "Plan"), to vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. ("National Penn") entitled to be voted by the undersigned participant under the terms of such Plan with respect to the Annual Meeting of Shareholders of National Penn to be held on April 24, 2001, and at any adjournments or postponements thereof.

      The undersigned, in giving such instructions, will act as named fiduciary for (a) such shares that have been allocated to the account of the undersigned,
(b) a proportionate share of such shares that have been allocated to the accounts of other participants in the Plan as to which the Trustee receives no instructions, and (c) a proportionate share of such shares held in the Plan that have not been allocated to any participants in the Plan.





                          (Continued, and to be marked,
                      dated and signed, on the other side)

This voting instruction card when properly executed will be voted as instructed by the undersigned participant subject to applicable law. If no instructions are given, the shares allocated to the undersigned participant will be voted by the Trustee in accordance with the terms of the Plan and applicable law.


1.    Election of Class II Directors:

      ___ FOR all nominees listed to the right (except as marked to the contrary).

      ___   WITHHOLD AUTHORITY to vote for all nominees listed below.


      NOMINEES: Frederick H. Gaige, John W. Jacobs, Lawrence T. Jilk, Jr.,
                C. Robert Roth

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


      --------------------------------------------------------------------------

2. Amendment of the 1997 Officers' and Key Employees' Stock Compensation Plan to increase the number of common shares available for awards under the plan by 1 million.


      ___   FOR                ___  AGAINST              ___ ABSTAIN

3. In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears herein.



Dated: __________________, 2001


______________________________
 (Signature of Participant)


PLEASE SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD PROMPTLY
TO BART HANNAHOE AT INVESTORS TRUST COMPANY.